FOR IMMEDIATE RELEASE

April 17, 2000

MGI  PROPERTIES  ("MGI")
ANNOUNCES  PROPERTY  SALE
AND  REVIEWS  LIQUIDATION  STATUS

            BOSTON, MASSACHUSETTS . . . . W. Pearce Coues, Chairman of the Board
of Trustees, today announced that MGI Properties (NYSE:MGI) has sold an office building located in Ann Arbor, Michigan for a sale price of $7.6 million. Mr. Coues noted that this is the third property sale to occur during MGI's second quarter of fiscal 2000 and the fifth property sale since January 2000. Following the Michigan sale, MGI owns three properties. Mr. Coues also noted that MGI has entered into an agreement to sell two properties, an office building and an adjacent property, both located in Tampa, Florida. The sale agreement is subject to the customary terms and conditions for transactions of this type, including, among other things, the respective purchaser's satisfactory completion of due diligence, engineering and environmental inspections, and approval of titles and surveys. Accordingly, there can be no assurance that this sale will be successfully completed.

            Mr. Coues stated that it is presently estimated that the liquidation will be substantially completed during MGI's third quarter ending August 31, 2000, although there can be no assurance thereof. Additionally, it is presently anticipated that MGI will convert to a liquidating trust no later than October 14, 2000 but in no event prior to June 30, 2000, after which the beneficial interests in the successor entity will be non-transferable.

            Mr. Coues also noted that MGI has made liquidating distributions aggregating $27.16 per share since the October 1998 special shareholder meeting approving the Plan of Liquidation. It is presently estimated, based on current estimates of pricing with respect to all of the remaining properties, that additional net liquidating distributions may aggregate approximately $2.50 per share, after all fees and liquidation costs; however, no assurances can be given that per share net liquidating distributions will reach that amount, nor as to the actual timing of remaining distributions.

Availability of Reports
            Shareholders of record may obtain, upon request, copies of MGI's Annual Report on Form 10-K for the fiscal year ended November 30, 1999 and the Quarterly Report on Form 10-Q for the quarter ended February 29, 2000 as filed with the Securities Exchange Commission by writing to Ms. Jean M. Harrington, Vice President and Secretary, MGI Properties, One Winthrop Square, Boston, Massachusetts 02110.

                                      # # #

For further information contact:
Phillip C. Vitali, Executive Vice President and Treasurer (617) 422-6000

            This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are dependent on a number of factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such factors include, among other things, the risks of future action or inaction by the Board of Trustees with respect to the Plan of Liquidation (and the actual results thereof), including the possibility of litigation pertaining thereto; the net realizable value of and the timing of the sales of the Trust's remaining properties during the course of the liquidation; the amount and timing of liquidating distributions; changes in national and local economic and financial market conditions, as well as those factors set forth in MGI's Form 10-K for the year ended November 30, 1999, including those set forth under "Forward-Looking Statements," "Other" and Item 1 - "Adoption and Implementation of Liquidation Plan," and the Form 10-Q for the quarter ended February 29, 2000.